Exhibit 99.1

ARRAY BIOPHARMA AND AMGEN PARTNER IN TYPE 2 DIABETES

Amgen to Pay $60 Million Up-front with Additional Potential Milestones and Royalties

Boulder, Colo. and Thousand Oaks, Calif., (Dec. 14, 2009) - Array BioPharma Inc. (Nasdaq: ARRY) and Amgen Inc.(Nasdaq: AMGN) today announced that they entered into an agreement granting Amgen  exclusive worldwide rights to Array’s small-molecule glucokinase activator program, including ARRY-403, currently being tested in a Phase 1 clinical trial in patients with Type 2 diabetes.

Under the terms of the agreement, Array will receive an upfront payment of $60 million and additional contingent payments for certain clinical and commercial milestones. Array is responsible for completing the Phase 1 trial for ARRY-403.  Amgen is responsible for future clinical development and commercialization for ARRY-403 and any resulting back-up compounds, with Array having an option to co-promote in the United States.  Array will receive double digit royalties on sales of ARRY-403.  In addition, Amgen will fund an agreed upon number of full time Array employees as part of a two-year research collaboration intended to identify and advance second-generation glucokinase activators.

“Type 2 diabetes affects over 20 million Americans and its incidence is increasing at an alarming rate,” said Roger M. Perlmutter, M.D., Ph.D., Amgen’s executive vice president of Research and Development. “We are pleased to be collaborating with Array BioPharma in this arena, and are excited about the potential of this glucokinase activator. Type 2 diabetes has long been an important focus of research for Amgen, and the addition of ARRY-403 clearly strengthens our diabetes pipeline.”

“The glucokinase activator ARRY-403 is a member of a new class of drugs targeting Type 2 diabetes, and we’re delighted to partner with Amgen to develop and commercialize this novel therapy for diabetic patients,” said Robert E. Conway, chief executive officer, Array BioPharma.  “Amgen is a leading innovator of important new therapies, with a focus on the treatment of severe, chronic diseases, and we believe that this collaboration indicates the significant potential of our glucokinase activator program.”

About Diabetes

According to the Centers for Disease Control, approximately 24 million (8 percent) Americans have diabetes. Current therapies for this progressive disease are insufficient or have unwanted side-effects, creating a need for the development of novel therapeutic approaches.

About Glucokinase Activation

In normal individuals, the pancreas secretes insulin in response to increased levels of glucose in the blood.  Glucokinase (GK) is the enzyme that senses glucose in the pancreas.  GK also increases glucose utilization and decreases glucose production in the liver.  In patients with Type 2 diabetes, there is a reduction of GK activity in the pancreas and the liver.  Activating GK with small molecules such as ARRY-403 lowers blood glucose levels by enhancing the ability of the pancreas to sense glucose, which leads to increased insulin production. Simultaneously, glucokinase activators increase the net uptake of blood glucose by the liver.  Glucokinase activators, such as ARRY-403, represent a promising new class of drugs for the treatment of Type 2 diabetes.

About ARRY-403

ARRY-403 is a potent, selective and orally administered small molecule glucokinase activator.   In multiple preclinical models of Type 2 diabetes, ARRY-403 was studied in controlling both fasting and non-fasting blood glucose by itself and in combination with other existing standard-of-care diabetes drugs. In a Phase 1 single ascending dose study in patients with Type 2 diabetes, ARRY-403 demonstrated dose-dependent glucose reductions.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Amgen, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and future plans to progress and develop ARRY-403. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of Dec. 14, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Amgen Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in Amgen’s Form 10-K for the year ended December 31, 2008, and in its periodic reports on Form 10-Q and Form 8-K.  Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects.  Amgen’s results may be affected by Amgen’s ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing its products.  In addition, sales of Amgen products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement.  Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen products.  Furthermore, Amgen’s research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities.  Amgen or others could identify safety, side effects or manufacturing problems with Amgen products after they are on the market.  Amgen’s business may be impacted by government investigations, litigation and products liability claims.  Further, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors.  Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development.  In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products.  Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.  Further, some raw materials, medical devices and component parts for Amgen products are supplied by sole third-party suppliers.

The scientific information discussed in this news release related to Amgen’s product candidates is preliminary and investigative.  Such product candidates are not approved by the U.S. Food and Drug Administration (FDA) or other regulatory bodies, and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.  Only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated.  Healthcare professionals should refer to and rely upon the labeling approved by the FDA or other regulatory bodies for the products, and not the information discussed in this news release.

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CONTACT: Array BioPharma, Boulder

Tricia Haugeto, 303-386-1193

thaugeto@arraybiopharma.com

CONTACT: Amgen, Thousand Oaks
Mary Klem, 805-447-6979 (media)
John Shutter, 805-447-1060 (investors)